Exhibit 4.2
TranS1 Inc.
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
     This Third Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of September 20, 2005 (the “Effective Date”), by and among TranS1 Inc., a Delaware corporation (the “Company”), the Prior Investors (as defined herein), and the persons and entities listed on Exhibit A attached hereto (the “New Investors”).
RECITALS
     A. The Company and certain holders of the Company’s Common Stock, Series A Preferred Stock, Series AA Preferred Stock and Series B Preferred Stock a list of which is attached hereto as Exhibit B (such holders, the “Prior Investors,” and with the New Investors, the “Investors”) are party to that certain Second Amended and Restated Investors’ Rights Agreement dated as of April 17, 2003 (the “Prior Agreement”);
     B. The Prior Investors executing the signature page hereto are holders of at least 50% of the Registrable Securities (as defined in the Prior Agreement) and desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;
     C. The New Investors have agreed to purchase from the Company, and the Company has agreed to sell to the New Investors, shares of the Company’s Series C Preferred Stock (together with the Series A Preferred Stock, the Series AA Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”) on the terms and conditions set forth in the Series C Preferred Stock Purchase Agreement between the Company and the New Investors of even date herewith (the “Purchase Agreement”); and
     D. The Purchase Agreement provides that, as a condition to the New Investors’ purchase of Series C Preferred Stock thereunder, the Company and the Investors will enter into this Agreement and the Investors will be granted the rights set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:
1.	RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS
     1.1 Certain Definitions.
     As used in this Agreement, the following terms shall have the meanings set forth below:
          (a) “Board of Directors” shall mean the Company’s then applicable board of directors.
          (b) “Closing” shall have the meaning set forth in the Purchase Agreement.

          (c) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          (d) “Common Stock” shall mean shares of the common stock of the Company.
          (e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
          (f) “Holder” or “Holders” shall mean any Investor or Investors to whom Registrable Securities were originally issued or any subsequent transferees qualifying under the appropriate provisions hereunder, in either case, who then hold such Registrable Securities.
          (g) “Initiating Investors” shall mean any Holder or Holders who in the aggregate hold at least (i) fifty percent (50%) of the then outstanding Registrable Securities held by the Holders.
          (h) “Other Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.
          (i) “Preferred Stock” shall mean the shares of Series A, Series AA, Series B, and Series C Preferred Stock.
          (j) “Qualified Public Offering” shall mean the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act, covering the sale of shares of the Company’s Common Stock at an offering price per share that is not less than $16.50 (subject to adjustment for stock splits, stock dividends recapitalizations, and similar transactions) with gross proceeds to the Company of not less than $40,000,000.
          (k) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, and (ii) any shares of Common Stock acquired by the Investors pursuant to Section 3 hereof, Section 3 of that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated of even date herewith, and (iii) any shares of Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) or (ii) above (subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions), provided, however, that Registrable Securities shall not include any shares of Common Stock which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not properly assigned. In addition, for purposes of all calculations, and notices under, and all provisions of this Agreement, where the context permits, a holder of Shares shall be deemed the holder for all Registrable Securities issuable upon conversion thereof.
          (l) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

          (m) “Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include compensation of regular employees of the Company, which shall be paid in any event by the Company, fees and disbursements of counsel for the Holders (to the extent not otherwise provided in this Agreement) and Selling Expenses.
          (n) “Restricted Securities” shall mean any Registrable Securities required to bear the legend set forth in Section 1.2(b) hereof.
          (o) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time or any similar successor rule that may be promulgated by the Commission.
          (p) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.
          (q) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
          (r) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.
          (s) “Shares” shall mean the shares of Preferred Stock.
     1.2 Restrictions on Transfer.
          (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities held by such Holder unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the appropriate provisions of this Agreement (provided and to the extent such provisions are then applicable) and:
               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
               (ii) Such Holder has notified the Company of the proposed disposition and (A) shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.
               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder (A) which is a partnership to its partners or retired partners in accordance with partnership interests,

(B) which is a corporation to its shareholders in accordance with their interest in the corporation, (C) which is a limited liability company to its members or former members in accordance with their interest in the limited liability company, (D) to a Holder’s family member, trust, or family limited partnership for the benefit of an individual Holder, provided the transferee will be subject to the terms of this Section 1.2 to the same extent as if such transferee were an original Holder hereunder or (E) by one investment fund to one or more affiliated investment funds.
          (b) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”
          (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the Holder shall have obtained an opinion of counsel at such Holder’s expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.
          (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.
     1.3 Registration Rights.
          (a) Request for Registration by Investors. If the Company shall receive from Initiating Investors at any time not earlier than the earlier of (i) three (3) years after the Effective Date or (ii) six (6) months after the effective date of the first registration statement filed by the Company covering a firm commitment underwritten offering of any of its securities to the general public, a written request that the Company effect any registration statement having an aggregate offering price to the public of not less than $5,000,000 with respect to all or a part of the Registrable Securities, then the Company will:
               (i) promptly give written notice of the proposed registration to all other Holders; and
               (ii) as soon as practicable, use its reasonable best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable Blue Sky or other state securities laws, and appropriate compliance with the Securities Act) and as would permit or facilitate the sale and distribution of all or such portion of such

Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is delivered. If the registration requested by the Initiating Investors is for other than a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i).
          (b) Limitation on Registration Obligations. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.3:
               (i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
               (ii) After the Company has initiated two (2) registrations pursuant to this Section 1.3 (counting for these purposes only registrations which have been declared or ordered effective and pursuant to which securities have been sold and any registrations which have been withdrawn by the participating Holders as to which the participating Holders have not elected to bear the Registration Expenses pursuant to Section 1.5 hereof and would, absent such election, have been required to bear such expenses);
               (iii) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith all reasonable best efforts to cause such registration statement to become effective;
               (iv) If the Initiating Investors propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.6 hereof; or,
               (v) In the case of an underwritten offering, if the Company and the Initiating Investors are unable to obtain the commitment of an underwriter mutually acceptable to the Company and the Initiating Investors to firmly underwrite the offering.
          (c) Registration. Subject to the foregoing clauses (i) through (v), the Company shall use reasonable best efforts to file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Investors and the other Holder or Holders joining in such request; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing (except as provided in Section 1.3(b)(iii) hereinabove) for a period of not more than ninety (90) days after receipt of the request of the Initiating Investors; provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.
          The registration statement filed pursuant to the request of the Initiating Investors may, subject to the provisions of Sections 1.3(e) and 1.14 hereof, include other securities of the Company, with respect to which registration rights have been granted, and may include securities of the Company being sold for the account of the Company.
          (d) Underwriting. In the case of an underwritten offering, the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Investors and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities such Holder holds.
          (e) Procedures. If the Company shall request inclusion in any registration pursuant to Section 1.3 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 1.3, the Initiating Investors shall, on behalf of all Holders, offer to include such securities in the offering and may condition such offer on their acceptance of the further applicable provisions of this Section 1 (including Section 1.13). The Company shall (together with all Holders and other persons proposing to distribute their securities through an underwritten offering) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Investors, which underwriters are reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters advises the Initiating Investors in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 1.14 hereof. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Investors. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 1.3(e), then the Company shall offer to all holders who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Investors requesting additional inclusion in accordance with Section 1.14.
     1.4 Company Registration.
          (a) If the Company determines to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Section 1.3 or 1.6 hereof), other than a registration relating solely to employee benefit plans, or a registration relating to a corporate reorganization or other transaction under Rule 145, or a registration on any registration form that does not permit secondary sales, then the Company will:
               (i) promptly give to each Holder written notice thereof; and

               (ii) use its reasonable best efforts to include in such registration (and any related qualification under Blue Sky laws or other compliance), except as set forth in Section 1.4(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder and received by the Company within ten (10) days after the written notice from the Company described in clause (i) above is delivered by the Company. Such written request may specify all or a part of a Holder’s Registrable Securities.
          (b) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.4(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in such underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.
     Notwithstanding any other provision of this Section 1.4, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting; provided, however, except in the Company’s initial registration of shares for the sale to the public in which case the representative may exclude all shares to be sold by the Holders, the Holders shall not be reduced to less than twenty percent (20%) of the aggregate shares offered in any subsequent offering. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section 1.14. If any person does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.
     If shares are so withdrawn from the registration or if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.14 hereof.
     1.5 Expenses of Registration.
     All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.3, 1.4 and 1.6 hereof, together with the reasonable fees and disbursements of one special counsel for the selling stockholders in the case of the registration pursuant to Section 1.3 or Section 1.4, shall be borne by the Company; provided, however, that if the Holders registering shares therein bear the Registration Expenses for any registration proceeding begun pursuant to Section 1.3 and subsequently withdrawn by such Holders, such registration proceeding shall not be counted as a requested registration pursuant to Section 1.3 hereof.

Furthermore, in the event that a withdrawal by such Holders is based upon material adverse information relating to the Company that is different from the information made available (upon request from the Company or otherwise) to such Holders by the Company at the time of their request for registration under Section 1.3, such registration shall not be treated as a counted registration for purposes of Section 1.3 hereof, even though such Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf, as shall any other expenses in connection with the registration required to be borne by the holders of such securities.
     1.6 Registration on Form S-3.
          (a) After its initial public offering, the Company shall use reasonable best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, the Holders shall have the right to request two (2) registrations on Form S-3 per year. Such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder(s); provided, however, that the Company shall not be obligated to effect any such registration (i) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $500,000, (ii) in the circumstances described in Sections 1.3(b)(i) or 1.3(b)(iii), (iii) in the event that the Company has, within the six (6) month period preceding the date of such request, already effected a registration on Form S-3 for any Holder pursuant to this Section 1.6, or (iv) in the event that the Company shall furnish comparable certification as described in Section 1.3(c) above (but subject to the limitations set forth therein).
          (b) If a request complying with the requirements of Section 1.6(a) hereof is delivered to the Company, then the provisions of Sections 1.3(a)(i) and (ii), Section 1.3(b)(i) and Section 1.3(c) hereof shall also apply to such registration hereunder. If the registration is for an underwritten offering, the provisions of Sections 1.3(d) and 1.3(e) hereof shall also apply to such registration hereunder.
     1.7 Registration Procedures.
     (A) In the case of each registration effected by the Company pursuant to Section 1, the Company will keep each Holder participating therein reasonably advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its reasonable best efforts to:
          (a) Keep such registration effective for a period of one hundred eighty (180) days or until the Holder(s) have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such 180-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that

Rule 145, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in clause (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;
          (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
          (c) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;
          (d) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;
          (e) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;
          (f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
          (g) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and
          (h) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 1.3 hereof, the Company will enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions.

     (B) In the case of an underwritten offering, on the date of delivery of the Registrable Securities sold pursuant thereto, the Company shall cause to be delivered to the selling Holders, and the underwriters, opinions of counsel for the Company, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to counsel for the underwriters and counsel for the selling Holders, covering the matters customarily covered in opinions given to underwriters in primary underwritten public offerings. At the time of delivery of any Registrable Securities sold pursuant to an underwritten offering, the Company shall cause to be delivered to the selling Holders, and the underwriters a letter from the Company’s independent public accountants, addressed to the underwriters and the selling Holders, stating that they are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations of the Commission thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent public accountants delivered in connection with underwritten public offerings.
     1.8 Indemnification.
          (a) To the extent permitted by law, the Company will indemnify, hold harmless and defend each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any such underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any underwriter or any Holder if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act. It is agreed that the indemnity agreement contained in this Section 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld).

          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify, hold harmless and defend the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and partners, legal counsel, and accountants and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided further, that in no event shall any indemnity under this Section 1.8(b) exceed the gross proceeds from the offering received by such Holder.
          (c) Each party entitled to indemnification under this Section 1.8 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
          (d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the

Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions of such underwriting agreement shall control.
     1.9 Information by Holders.
     Each Holder shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.
     1.10 Limitations on Subsequent Registration Rights.
     From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights which conflict with or are superior to the registration rights granted to the Holders hereunder.
     1.11 Rule 144 Reporting.
     With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use reasonable best efforts to:
          (a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
          (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and
          (c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.
     1.12 Transfer or Assignment of Registration Rights.
     The rights to cause the Company to register securities granted to the Holders by the Company under this Section 1 may be transferred or assigned by a Holder only to (a) any constituent partner or retired partner (including limited partners) or any affiliated partnership or investment fund of such Holder in connection with the proper transfer or assignment of Registrable Securities, (b) any family member, trust, or family limited partnership for the benefit of any Holder or (c) a transferee or assignee of not less than (i) all of the Registrable Securities owned by such Holder, or (ii) at least 250,000 shares of the Registrable Securities then held by such Holder (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), provided that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights agrees in writing to assume, and be bound by, all the obligations of such Holder under this Section 1.
     1.13 “Market Stand-Off” Agreement.
     If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, a Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the period of up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that:
          (a) such agreement shall only apply to the first such registration statement of the Company, including securities to be sold on its behalf to the public in an underwritten offering; and
          (b) all officers and directors of the Company and all holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.
     The obligations described in this Section 1.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said period which may be up to one hundred eighty (180) days. The underwriters of Common Stock (or other securities) of the Company are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by such underwriters that are consistent with the terms of this Section 1.13 or that are necessary to give further effect thereto.

     1.14 Allocation of Registration Opportunities.
     Except as otherwise provided in this Agreement, in any circumstance in which all of the Registrable Securities and other shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company) with registration rights (the “Other Shares”) requested to be included in a registration on behalf of the Holders or Other Stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Holders and Other Stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares that would be held by such Holders and other selling stockholders, assuming conversion; provided, however, that in the case of any registration requested by the Investors pursuant to Sections 1.3, 1.4 or 1.6 hereof, all Registrable Securities requested to be included therein shall be included prior to inclusion of any Other Shares therein; and provided further, that if any Holder or Other Stockholder does not request inclusion of the maximum number of shares of Registrable Securities or Other Shares allocated to such person pursuant to the above-described procedure, then the remaining portion of such allocation to such Holder or Other Stockholder shall be reallocated first among those requesting Holders on the basis of the number of shares of Registrable Securities held by such Holders and second, among those requesting Other Stockholders on the basis of the number of Other Shares held by such Other Stockholders, in both cases assuming conversion. The Company shall not limit the number of Registrable Securities to be included in a registration pursuant to this Agreement (i) in order to include shares held by stockholders with no registration rights, or (ii) to include any other shares of stock issued to employees, officers, directors, or consultants pursuant to the Company’s Stock Option Plan, or (iii) with respect to registrations under Sections 1.3 or 1.6 hereof, in order to include in such registration securities registered for the Company’s own account.
     1.15 Delay of Registration.
     No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
     1.16 Termination of Registration Rights.
     The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.3, 1.4 or 1.6 shall terminate upon the closing of the first Company-initiated registered public offering of Common Stock, if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period, or on the earlier of (i) such date after the closing of the first Company-initiated registered public offering of Common Stock as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period, or (ii) the fourth anniversary of the closing of the first Company initiated registered public offering of Common Stock.

2.	FINANCIAL INFORMATION AND INSPECTION RIGHTS
     2.1 Monthly Expense Schedules; Annual Audits.
     For so long as a Holder (it being understood that for purposes of this Section 2, references to “Holder” shall include all affiliated or related Holders of any single Holder) continues to hold at least an aggregate of 400,000 Registrable Securities (a “Significant Holder”), the Company shall furnish to such Significant Holder (or if applicable, to any designee of such Significant Holder on the Board of Directors at any meeting of the Board of Directors within the specified time periods): (i) monthly financial statements within thirty (30) days of the end of each month; (ii) quarterly financial statements within forty-five (45) days following each fiscal quarter end; and (iii) within one hundred twenty (120) days following each fiscal year end, annual financial statements audited by a nationally recognized independent accounting firm; all in a form reasonably acceptable to the Significant Holders.
     2.2 Budgets.
     The Company shall provide Significant Holders with detailed operating budgets in a mutually acceptable form upon the Closing, and thereafter, at least thirty (30) days prior to the beginning of each fiscal year. This budget will detail the planned use of funds and be subject to Significant Holder’s review. The Company will update the Board of Directors on these budgets at each meeting of the Board of Directors.
     2.3 Inspection Rights.
     The Company will permit each Significant Holder (or its representative) to visit and inspect any of the properties of the Company, at such Significant Holder’s expense, including the Company’s books of account and other records, and to discuss the Company’s affairs, finances and accounts with the officers of the Company, all upon reasonable notice and times and all such queries to be reasonably related to the Significant Holder’s investment in the Company.
     2.4 Limitations on Information Rights.
     The provisions of this Section 2 shall not be in limitation of any rights which any Holder or Significant Holder may have with respect to the books and records of the Company and its subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which the Company and such subsidiaries are incorporated or qualified.
     2.5 Termination.
     All rights of the Holders and Significant Holders under this Section 2 shall terminate on the date upon which the Company becomes subject to the reporting requirements of the Exchange Act.
     2.6 Transferability.
     All rights of the Significant Holders under this Section 2 shall be transferable to other Significant Holders and any partner, former partner, affiliate, or stockholders of such Significant Holders.

3.	COVENANTS OF THE COMPANY
     3.1 Right of First Refusal.
     Subject to subsection 3.1(b) below, the Company hereby grants to each Significant Holder, the right of first refusal to purchase a pro rata share of New Securities (as defined in subsection 3.1(a) below) which the Company may, from time to time, propose to sell and issue. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities, assuming for the purposes of this calculation full conversion of the Shares, to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities, assuming for purposes of this calculation full conversion of the Shares and exercise of all outstanding rights, options and warrants to acquire Common Stock of the Company. In addition, each Significant Holder which agrees to purchase its full pro rata share of such New Securities shall have a right to purchase additional New Securities to the extent that any other Significant Holder fails to exercise its right hereunder to purchase its full pro rata share of such New Securities (as set forth in subsection 3.1(c) below).
     This right of first refusal shall be subject to the following provisions:
          (a) “New Securities” shall mean any capital stock (including Common Stock and/or preferred stock) of the Company whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock of the Company; provided, however, that the term “New Securities” does not include (i) shares of Series C Preferred Stock issued at the Closing; (ii) securities issued upon conversion of the Shares; (iii) securities issued to third parties in connection with strategic partnerships or licenses of technology approved by the affirmative vote of the Board of Directors of the Company, including the affirmative vote of at least a majority of the Preferred Directors (as defined below), and the principal purpose of which is not equity financing; (iv) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all the assets or other reorganization whereby the Company will own more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity which has been approved by the Board of Directors of the Company, including the affirmative vote of at least a majority of the Preferred Directors; (v) any borrowings, direct or indirect, from financial institutions or other persons by the Company, whether or not presently authorized, including any type of loan, equipment financing or leasing arrangement or payment evidenced by any type of debt instrument, which has been approved by the Board of Directors of the Company, including the affirmative vote of at least a majority of the Preferred Directors; provided, that such borrowings do not have equity features, including warrants, options or other rights to purchase capital stock and are not convertible into capital stock of the Company; (vi) up to 3,432,735 shares of Common Stock issued or issuable pursuant to the exercise of stock options granted or restricted stock purchases offered pursuant to the Company’s 2000 Stock Incentive Plan; (vii) securities issued in a Qualified Public Offering; (viii) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; (ix) up to 50,000 shares of capital stock, or securities convertible into capital stock, of the Company pursuant to any arrangements approved by the Board of Directors, including the affirmative vote of at least a majority of the Preferred Directors; and (x) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (ix) above.

          (b) In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have twenty (20) days from the delivery of such notice to agree to purchase any portion of such Significant Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.
          (c) In the event that a Significant Holder fails to exercise its right of first refusal with respect to its full pro rata share of such New Securities within said twenty (20) day period (a “Non Participant”), then the Company shall give notice to each Significant Holder who properly agreed to purchase its full pro rata share of such proposed New Securities (a “Participant”) of such failure and the aggregate amount of New Securities declined by the Non Participants (the “Remaining Shares”). Each Participant shall then have ten (10) business days from the date such notice was delivered to agree to purchase any number of Remaining Shares up to the full aggregate amount of Remaining Shares (“Additional Shares”). In the event that the aggregate number of Additional Shares exceeds the number of Remaining Shares, then Remaining Shares shall be allocated, and reallocated if necessary, among the Participants who properly agreed to purchase Additional Shares in direct proportion to the number of Additional Shares that each such Participant agreed to purchase, up to the full number of Additional Shares so requested.
          (d) In the event that the Significant Holders fail to purchase all of the New Securities proposed to be issued within the time periods specified above, the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 3.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to the Significant Holders pursuant to subsection 3.1(b). In the event that the Company has not sold such New Securities within said 60-day period or entered into an agreement to sell the New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in subsections 3.1(b) and 3.1(c) above.
          (e) The right of first refusal set forth in this Section 3.1 shall terminate upon a Qualified Public Offering.
     3.2 Transactions with Affiliates.
     The Company shall not, without the approval of a majority of the disinterested members of the Company’s Board of Directors, engage in any loans, leases, contracts or other transactions with any director, officer or key employee of the Company, or any member of any such person’s immediate family, including the parents, spouse, children and other relatives of any such person, on terms less favorable than the Company would obtain in a transaction with an unrelated party, as conclusively determined in good faith by the Board of Directors.

     3.3 Insurance.
     Except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors, the Company will keep its assets and those of its subsidiaries which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business. The Company will use reasonable best efforts to obtain, and will thereafter maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property (including product liability insurance and directors and officers liability insurance) with terms, endorsements, and limits customary for similarly situated companies in its industry. The Company shall purchase and maintain a key-person life insurance policy on the life of the Chief Executive Officer, having a death benefit of $1,000,000 and naming the Company as the beneficiary.
     3.4 Independent Accountants.
     The Company will retain independent public accountants of recognized national standing who shall audit and certify the Company’s financial statements at the end of each fiscal year. In the event that the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Company, are terminated over a disagreement with the Company, the Company will promptly thereafter notify the Holders and will request such firm of independent public accountants whose services are terminated to deliver to the Holders a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized national standing. In its notice to the Holders, the Company shall state whether the change of accountants was recommended or approved by the Board of Directors or any committee thereof.
     3.5 Proprietary Information and Inventions Agreements.
     The Company will cause each person now or hereafter employed or engaged by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions agreement substantially in the form approved by the Board of Directors.
     3.6 Employee and Other Stock Arrangements.
     The Company will not, without the approval of the Board of Directors, issue any of its capital stock, or grant an option or rights to subscribe for, purchase or acquire any of its capital stock, to any employee, consultant, officer or director of the Company or a subsidiary.
     3.7 Board of Directors.
          (a) During the term of this Agreement, if there shall be submitted to the stockholders of the Company any proposal concerning the election or removal of directors of the Company (at a meeting, by written consent or otherwise), the Investors agree to vote all of the Common Stock and Preferred Stock now or hereafter owned by them (whether beneficially or otherwise), and the Company shall use its reasonable best efforts to cause such action to be effected, as follows:

               (i) The Board of Directors shall consist of a maximum of seven directors.
               (ii) One director shall be elected by the holders of Series A Preferred Stock, who shall be designated by Sapient Capital, L.P. (the “Sapient Designee” or a “Preferred Director”). If, at any time, Sapient Capital, L.P. is unable or unwilling to designate the Sapient Designee, then the holders of a majority of the Series A Preferred Stock shall have the right to designate the Sapient Designee. The initial Sapient Designee shall be Mitchell Dann.
               (iii) One director shall be elected by the holders of Series AA Preferred Stock, who shall be designated by Cutlass Capital, L.P. (the “Cutlass Designee” or a “Preferred Director”). If, at any time, Cutlass Capital, L.P. is unable or unwilling to designate the Cutlass Designee, then the holders of a majority of the Series AA Preferred Stock shall have the right to designate the Cutlass Designee. The initial Cutlass Designee shall be Jonathan Osgood.
               (iv) One director shall be elected by the holders of Series B Preferred Stock, who shall be designated by Advanced Technology Ventures (the “ATV Designee” or a “Preferred Director”). If, at any time, Advanced Technology Ventures is unable or unwilling to designate the ATV Designee, then the holders of a majority of the Series B Preferred Stock shall have the right to designate the ATV Designee. The initial ATV Designee shall be Michael Carusi.
               (v) One director shall be elected by the holders of Series C Preferred Stock, who shall be designated by Thomas Weisel Healthcare Venture Partners (the “TWHVP Designee” or a “Preferred Director”). If, at any time, Thomas Weisel Healthcare Venture Partners is unable or unwilling to designate the TWHVP Designee, then the holders of a majority of the Series C Preferred Stock shall have the right to designate the TWHVP Designee. The initial TWHVP Designee shall be James Shapiro.
               (vi) Two directors shall be elected by the holders of Common Stock, who shall be designated by the holders of a majority of the Common Stock (the “Common Designees”). The initial Common Designees shall be George Wallace and Andrew Cragg, M.D.
               (vii) One director shall be elected by the holders of Common Stock and Preferred Stock, voting together as a combined class, who shall be the then-current Chief Executive Officer of the corporation (the “Management Designee”). The initial Management Designee shall be Richard Randall.
          (b) Any removal of a designee shall be at the direction of the Investor or group of stockholders who originally designated such designee, and the Investors agree to vote (whether by written consent or otherwise) all of the Common Stock and Preferred Stock owned or hereafter owned by them (whether beneficially or otherwise), and the Company shall use its reasonable best efforts, to cause such action to be effected.
          (c) Any vacancy on the Board of Directors for any reason shall be filled by the Investor or group of stockholders who originally designated such designee and the Investors agree to vote (whether by written consent or otherwise) all of the Common Stock and Preferred Stock owned or hereafter owned by them (whether beneficially or otherwise), and the Company shall use its reasonable best efforts, to cause such action to be effected.

          (d) The Company shall reimburse each Director for out-of-pocket expenses incurred as a result of travel to and from Board meetings and other preauthorized actions associated with the performance of their duties as Directors.
          (e) The Company agrees, as a general practice, to hold a meeting of its Board of Directors at least four (4) times each year, and during each year to hold its annual meeting of stockholders (or written consent in lieu thereof) on or approximately on the date provided for in the Company’s bylaws.
     3.8 Termination of Covenants.
     The Covenants of the Company under this Section 3 shall terminate upon a Qualified Public Offering.
4.	MISCELLANEOUS.
     4.1 Governing Law.
     This Agreement shall be governed in all respects by the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware. The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts of the State of Delaware with respect to the interpretation of this Agreement or for the purposes of any action arising out of or relating to this Agreement.
     4.2 Successors and Assigns.
     Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
     4.3 Entire Agreement; Amendment; Waiver.
     This Agreement and the Purchase Agreement, including all exhibits thereto, constitute the full and entire understanding and agreement between the parties relative to the specific matter hereof and thereof. Any prior agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement. Except as otherwise specifically provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by (a) the Company and (b) the holders of more than fifty percent (50%) of the Registrable Securities held by the Holders, and any such amendment, waiver, discharge or termination shall be binding on all the Holders, provided that in no event shall the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder; provided further that any amendment or waiver which affects any Holder or group of similarly situated Holders disproportionately relative to the other Holders, such amendment or waiver shall also require the written consent of the holders of a majority of the Shares (including shares of Common Stock issued upon conversion of such Shares) held by such Holders so affected; and provided further that if any such amendment or waiver is to a provision in this Agreement that requires a specific vote or approval of any Holder or group of Holders to take an action thereunder or to take an action with respect to the matters described therein, such amendment or waiver shall not be effective unless such vote or approval of such Holder or group of Holders is obtained with respect to such amendment or waiver (including without limitation, obtaining the vote of Sapient Capital, L.P. to amend or eliminate its right to designate a Preferred Director, Cutlass Capital, L.P. to amend or eliminate its right to designate a Preferred Director, Advanced Technology Ventures to amend or eliminate its right to designate a Preferred Director, and Thomas Weisel Healthcare Venture Partners to amend or eliminate its right to designate a Preferred Director). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future Holder of all such securities, and the Company.
     4.4 Notices, etc.
     Unless otherwise specifically provided for herein, all notices and other communications required or permitted hereunder shall be in writing and shall be addressed (a) if to an Investor, at such respective address as set forth on the signature page to the Purchase Agreement or at such other address as the Investor shall have properly furnished in writing to the Company; (b) if to the Company, at the address set forth on the signature page hereof or at such other address as the Company shall have properly furnished in writing to all applicable parties hereto; or (c) if to any other subsequent party hereto, at the address properly furnished in writing to the Company. Such notices shall be deemed delivered upon (i) personal delivery to the party to be notified; (ii) the next business day if sent by confirmed telex or facsimile; (iii) one business day, if properly addressed, after deposit with a nationally recognized overnight carrier, specifying next day delivery; or (iv) five business days, if properly addressed, after having been sent by registered or certified mail, postage prepaid.
     4.5 Delays or Omissions.
     No delay or omission to exercise any right, power or remedy accruing to any party hereunder, upon any breach or default of another party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.
     4.6 Rights; Separability.
     Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. In the event that one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect or impair any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     4.7 Information Confidential.
     Each Holder acknowledges that the information received by such Holder pursuant hereto may be confidential and provided for its own informational use only, and such Holder will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys and other professional advisors), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information, and with respect to a Holder that is a venture capital fund, to its limited partners to the extent customary for venture capital funds. Notwithstanding anything in this Section 4.7 to the contrary, no Holder or Significant Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company.
     4.8 Titles and Subtitles.
     The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.
     4.9 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.
     4.10 Aggregation.
     For the purposes of this Agreement, the number of shares of capital stock of the Company held by an Investor shall include the holdings of its affiliates, and such holdings shall be aggregated together.
[Remainder of this Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the Effective Date.

COMPANY:	TranS1 Inc.

Address:
	By:	/s/ Richard Randall
411 Landmark Drive		Richard Randall, President and
Wilmington, NC 28412		Chief Executive Officer

INVESTORS:

(see attached signature pages)
[Company Signature Page to Third Amended and Investors’ Rights Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the date first written above.

INVESTOR:
(print name of Investor)
By:
(signature of authorized signatory and title, if any)
[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

EXHIBIT A
SCHEDULE OF INVESTORS

Name	Series C Shares
Thomas Weisel Healthcare Venture Partners, L.P.	1,060,606
Advanced Technology Ventures VII, L.P.	995,521
Advanced Technology Ventures VII (B), L.P.	39,950
Advanced Technology Ventures VII (C), L.P.	19,203
ATV Entrepreneurs VII, L.P.	5,932
Delphi Ventures VI, L.P.	750,075
Delphi BioInvestments VI, L.P.	7,501
Cutlass Capital, L.P.	399,762
Cutlass Capital Principals Fund, L.L.C.	28,719
Cutlass Capital Affiliates Fund, L.P.	26,065
Sapient Capital, L.P.	272,500
Paul E. Colombo	15,000
C-Two, L.L.C.	31,000
Bobby I. Griffin	31,000
Imagine Capital Partners VI	2,500
Prime Petroleum Profit Sharing Trust	11,000
Noel P. Rahn	4,500
Steve Ramee, M.D.	4,500
Rancho Partners III	48,000
GDN Holdings, LLC	24,000
Sands Partnership No. 1 Money Purchase Pension Plan and Trust	9,000
Schloss Bros., L.P.	4,500
William A. Schreyer	7,500
James Barrile	30,300
Ricardo J. Simmons	30,300
Luiz Pimenta, M.D.	7,575
Rick Sasso, M.D.	7,500
MLPFS Custodian for Scott Kitchel IRA	7,500
Niagara Gorge Partners, LLC

A-1

EXHIBIT B
SCHEDULE OF PRIOR INVESTORS
COMMON STOCKHOLDERS

Number of Shares of
Common Stockholders	Common Stock Held
Andrew Cragg, M.D.	973,650
George Wallace	720,000
Bruce Feuchter	180,000
SERIES A PREFERRED STOCKHOLDERS

Name	Series A Preferred Shares
Andrew Cragg, M.D.	125,000
George B. Wallace and Jane F. Wallace, as Co-Trustees of the Wallace Family Trust, U/D/T March 26, 2002	62,500
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	37,500
Gilbert F. Jemmott and Deborah E. Love Jemmott, as Trustees of the Twinhancements Inc. Defined Contribution Plan	6,250
Jonathan Kagan and Gail Brottman-Kagan	12,500
Michael O’Tousa	12,500
Flavio Castaneda, Trustee, Flavio Castaneda Living Trust, Dated 11/4/98	125,000
Niagara Gorge Partners, LLC	31,250
Sapient Capital, L.P.	437,500
William N. Starling, Jr. and Dana Gregory Starling	93,750
Michael J. Strauss and Marguerite Strauss	62,500
Navarro Holdings, LLC	50,000
Michael K. Brawer, Michael K. Brawer, M.D., MPP Keough	31,250
Karen L. Davis 2003 Trust Dated December 9, 2003	31,250
Cass Pinkerton Estate	31,250
Tony Smith	12,500
Paul Buckman	31,250
Scott Wong	12,500
Steven Almany, M.D., as Trustee for the Steven L. Almany Trust, Dated 12/30/96	18,750
John Rush	12,500
Kevin T. Campion	12,500

B-1

SERIES AA PREFERRED STOCKHOLDERS

Name	Series AA Shares
Sapient Capital, L.P.	600,000
Cutlass Capital, L.P.	372,962
Cutlass Capital Principals Fund, L.L.C.	27,038
Andrew Cragg, M.D.	100,000
George B. Wallace and Jane F. Wallace, as Co-Trustees of the Wallace Family Trust, U/D/T March 26, 2002	100,000
Flavio Castaneda Living Trust, Flavio Castaneda MD, Trustee	80,000
Niagara Gorge Partners, LLC	60,000
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	40,000
Gerard von Hoffman	20,000
SERIES B PREFERRED STOCKHOLDERS

Name	Series B Shares
Advanced Technology Ventures VII, L.P.	1,701,488
Advanced Technology Ventures VII (B), L.P.	68,280
Advanced Technology Ventures VII (C), L.P.	32,820
ATV Entrepreneurs VII, L.P.	10,139
ATV Alliance 2002, L.P.	5,455
Delphi Ventures VI, L.P.	1,624,662
Delphi BioInvestments VI, L.P.	16,247
Cutlass Capital, L.P.	1,199,285
Cutlass Capital Principals Fund, LLC	86,157
Cutlass Capital Affiliates Fund, L.P.	78,194
Sapient Capital, L.P.	454,545
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	18,182
Gerard von Hoffmann	11,364
Andrew Cragg, M.D.	22,727
NG Cap Partners E, LLC	56,818
Emily Breese, Trustee of the Brawer Irrevocable Family Trust	4,545
Michael K. Brawer, M.D. MPP Keogh	18,182
Flavio Castaneda, Trustee of the Flavio Castaneda Living Trust dated 11/04/98	22,727
William N. Starling, Jr. Dana Gregory Starling	11,364
Paul Buckman	11,364

B-2